Exhibit 99.1

Dr. Steffen Weisser Appointed Vice President Global Operations And Peter Hultberg Named Vice President Global Sales and Marketing For Baldwin Technology Company

SHELTON, Conn.--(BUSINESS WIRE)--June 15, 2009--Baldwin Technology Company, Inc. (NYSE Amex: BLD), a leader in process automation technology for the global printing industry, announced today the election of Steffen Weisser and Peter Hultberg as vice presidents of the Company, effective July 1, 2009.

Weisser will be responsible for Baldwin’s global operations and will be based at its Friedberg facility in Germany. Hultberg, who will lead the company’s global marketing, sales and service functions, will be based at Baldwin’s plant in Arlov, Sweden. Both executives will report directly to Karl Puehringer, Baldwin’s president and chief executive officer.

Dr. Weisser, 45, has served as Managing Director of Baldwin’s German operations since September, 2007. Prior to joining Baldwin, he was Managing Director of Georg Sahm GmbH, a machine manufacturer for the technical textiles and packaging industry in Eschwege, Germany and had held management positions with other companies in the machine manufacturing industry. Dr. Weisser earned a Ph.D. in Mechanical Engineering at the University of Leeds, England in cooperation with the University of Zurich.

Mr. Hultberg, 42, whose father co-founded Baldwin Jimek, AB, is currently Managing Director of that operation and has been part of the management team there since 1988. Baldwin acquired Jimek AB in October, 1995. Mr. Hultberg has a Degree in Mechanical Engineering from Lund, Sweden.

Peter Hultberg said: “I look forward to continuing as a member of the Baldwin Leadership Team and to assuming my new responsibilities. Baldwin’s global sales and service infrastructure serves as a strong platform for further expanding our market position, including the addition of alliance partner technologies. Our global sales and key account management team will continue to focus on our customers’ needs and interact to improve the quality of print and increase the efficiency of their printing processes.”

Steffen Weisser added: “Recently-implemented facility consolidations of Baldwin’s European operations have significantly improved our cost structure around the world. We will continue to diligently work on product and process innovation and the competiveness of our cost structure and processes.”

Karl Puehringer, President and CEO of Baldwin added, “I am pleased to welcome Steffen and Peter into these new senior executive positions. Both Steffen and Peter have done a terrific job in their current responsibilities and bring the drive, talent and background necessary for their respective roles. I look forward to working with them to execute our strategy and further leverage our assets and Baldwin’s strong market position.”

About Baldwin

Baldwin Technology Company, Inc. is a leading international supplier of process automation equipment for the printing and publishing industries. Baldwin offers its customers a broad range of market-leading technologies, products and systems that enhance the quality of printed products and improve the economic and environmental efficiency of printing presses. Headquartered in Shelton, Connecticut, the company has operations strategically located in the major print markets around the world and distributes its products via a global sales and service infrastructure. Baldwin’s technology and products include cleaning systems, fluid management and ink control systems, web press protection systems and drying systems and related consumables. For more information, visit http://www.baldwintech.com

Information for investors, including an investment profile about Baldwin is available at www.hawkassociates.com/profile/bld.cfm. Investors may contact Julie Marshall or Frank Hawkins, Hawk Associates, at (305) 451-1888, e-mail: baldwin@hawkassociates.com. An online investor kit including press releases, current price quotes, stock charts and other valuable information for investors is available at http://www.hawkassociates.com.

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the company’s control, which may cause actual results, performance or achievements of the company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the company’s periodic filings with the Securities and Exchange Commission.

CONTACT:
For Baldwin Technology Company, Inc.
Hawk Associates
Julie Marshall or Frank Hawkins, 305-451-1888